EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q1 2023 Financial and Operational Results

HOUSTON, TX--(May 2, 2023) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the first quarter ended March 31, 2023.
First Quarter 2023 Highlights
–Revenue of $157.5 million, a 27% increase from $123.6 million in first quarter 2022
–Net income of $6.2 million, or $0.25 per fully diluted share, up from a net loss of $5.7 million, or $0.31 loss per share in first quarter of 2022
–Adjusted EBITDA1 of $20.1 million, a 109% increase from $9.6 million in first quarter 2022 driven by increases in activity and pricing across segments
–Ended the quarter with $15.6 million of Debt and Adjusted Net Debt of $9.3 million, which represented a 58% decrease from $22.4 million of Adjusted Net Debt in the fourth quarter of 2022
–Share repurchase program initiated during the quarter as part of announced capital return program
CEO Comments
“I am pleased to report that our results for the first quarter of 2023 demonstrate strong year-over-year growth across all segments of our business,” stated Stuart Bodden, Chief Executive Officer of Ranger Energy Services.
“Operating activity across all of our service lines remained consistent with our fourth quarter, and with the winter months behind us, we expect activity levels to increase through the second and third quarters,” said Bodden. “Despite sector-wide pressures from declining natural gas prices, the operating teams in our well services group did an outstanding job managing affected assets to deliver consistent utilization redeploying assets from the Haynesville without losing ground on pricing.
“Our major customers are increasingly seeking out meaningful partnerships with a limited number of vendors that demonstrate strong service quality, a trend that plays to Ranger’s strengths and reinforces our outlook for the second half of the year,” Mr. Bodden continued. “In our Wireline group, while our Northern region has continued to perform well, we have seen margin pressure in the completions space in the Permian Basin, brought about by relocated assets and pricing concessions offered by other providers. We remain committed to pursuing work with efficient operators at attractive pricing and improving
1 “Adjusted EBITDA,” “Adjusted Net Debt” and “Free Cash Flow” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at:
www.rangerenergy.com.

EXHIBIT 99.1
margins in this segment. Overall, as we look at the full year, we continue to expect achieving meaningful growth year-over-year and meet our previously stated guidance.
“Finally, our strong free cash flow conversion profile resulted in another quarter of debt reduction putting us closer to our net debt zero goal,” said Mr. Bodden. “Considering this progress and our previously announced capital return program, we initiated a share repurchase program late in the first quarter. As previously communicated, we will continually evaluate capital return and deployment options that provide shareholders with the highest return opportunity.
“Overall, our first quarter results reflect the hard work and dedication of our employees, the strength of our business model, and our commitment to delivering sustainable value to our stakeholders,” concluded Mr. Bodden.
STRATEGIC UPDATE
Ranger continues to execute on its value creation priorities, which include improving cash flow potential, strengthening its balance sheet, growing through acquisition, and returning meaningful capital to shareholders. We continued to progress in each of these areas during the first quarter of 2023.
a.Improving Cash Flow Potential: The Company remains focused on cash flow generation underpinned by a capital efficient business model with strong operating leverage. We have a series of initiatives underway during 2023 to improve market penetration and operating efficiency, including initiatives to drive more consistent cash flow through the seasonal months.
b.Building Balance Sheet Strength: During the first quarter, the Company reduced Adjusted Net Debt by $13.1 million and ended the quarter with $9.3 million of Adjusted Net Debt bringing the Company closer to its goal of being net debt zero.
c.Exploring Growth Through Acquisition: Ranger has demonstrated a successful track record of consolidating and integrating businesses and, during the quarter, the Company evaluated potential acquisitions looking for companies with similar strategic advantages, including low capital intensity, demonstrated cash flow generation, in-basin scale and heavier production cycle focus. Ranger’s disciplined acquisition strategy is rooted in maximizing long-term value through accretive valuation when evaluating acquisition opportunities.
d.Initiating Capital Return Framework: The Company previously announced a share repurchase and dividend framework that it believes provides the best overall value creation potential for investors with a commitment to return at least 25% of annual cash flows going forward. The share repurchase portion of this commitment was initiated during first quarter.
PERFORMANCE SUMMARY
For the first quarter of 2023, revenue was $157.5 million, an increase of 27% from $123.6 million in the prior year period. The increase in revenue compared to the prior year primarily reflects improvements in both the High Specification Rigs and Processing Solutions and Ancillary Services businesses.
Cost of services for the first quarter of 2023 was $130.9 million, or 83% of revenue, compared to $108.0 million, or 87% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue was primarily attributable to operating leverage from incremental revenue, improved operating efficiency as well as pricing improvement.

EXHIBIT 99.1
General and administrative expenses were $8.4 million for the first quarter of 2023 compared to $10.2 million in the prior year period. The decrease in general and administrative expenses was due to decreased acquisition and integration costs, partially offset by increased employee costs.
Net income totaled $6.2 million for the first quarter of 2023 compared to a loss of $5.7 million for the first quarter of 2022. The increase in net income relative to the prior year period is primarily due to the increase in profit margins across all segments of our business.
Fully diluted earnings per share was $0.25 for the first quarter of 2023 compared to a loss per share of $0.31 in the prior year period.
Adjusted EBITDA of $20.1 million for the first quarter of 2023 increased $10.5 million when compared to the first quarter of 2022. The increase in Adjusted EBITDA was primarily the result of increased operating activity in certain service lines as well as improved pricing and operating efficiency.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $77.5 million in the first quarter, an increase of $12.6 million, or 19% relative to the first quarter of 2022. Hourly rig rates were $689 per hour in the first quarter as compared to $577 per hour in the first quarter of 2022 reflecting an increase in pricing as well as reduced downtime and heightened efficiency from better rig scheduling and logistics management. Rig hours were flat comparatively at 112,500 in both the first quarter of 2022 and 2023.
Operating income was $11.9 million in the first quarter, an increase of $4.2 million, or 55% relative to $7.7 million in the first quarter of 2022. Adjusted EBITDA was $17.4 million in the first quarter, up from $14.1 million in the first quarter of 2022. The increase in operating income and Adjusted EBITDA was largely the result of the increased revenues and the efficiency of that revenue compared to the prior year.
Wireline Services
Wireline Services segment revenue was $49.9 million, up $11.3 million, or 29% in the first quarter, from $38.6 million in the first quarter of 2022. The increase in revenue reflects an increase in operating activity in certain operating geographies as well as improved pricing on a year over year basis.
Operating income was $1.8 million, up $6.3 million, or 140% in the first quarter, up from an operating loss of $4.5 million in the first quarter of 2022. Adjusted EBITDA was $4.2 million in the first quarter, up from a loss of $1.8 million in the prior year period.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $30.1 million in the first quarter, up $10.0 million, or 50% from $20.1 million in the first quarter of 2022. The increase in revenue was attributable to the increase in operational activity across all lines of business including coil tubing, processing solutions, rentals and fishing, and plug and abandonment services.
Operating income was $3.4 million in the first quarter, up from $1.3 million in the prior year period. Adjusted EBITDA was $5.0 million in the first quarter, compared to $3.3 million in the first quarter of 2021.

EXHIBIT 99.1
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of March 31, 2023, the Company had $68.4 million of liquidity, consisting of $54.0 million of capacity on its revolving credit facility and $14.4 million of cash on hand. This compares favorably to the prior year period end of March 31, 2022 when the Company had $10.2 million of liquidity, consisting of $6.4 million of capacity on its revolving credit facility and $3.8 million of cash on hand. The Company had total debt of $15.6 million as compared to total debt of $18.4 million at December 31, 2022, a reduction of 15%.
During the first quarter, the Company generated positive free cash flow(1) of $12.0 million, compared to negative free cash flow(1) of $13.7 million in the first quarter of 2022 which had been primarily attributable to a one-time working capital build required to support the Basic asset acquisition.
FINANCIAL GUIDANCE
The Company’s full-year 2023 financial guidance is unchanged and continues to reflect revenue growth and improved Adjusted EBITDA margins resulting from efforts to improve asset utilization and operating efficiency. The Company continues to expect full-year 2023 free cash flow conversion to be approximately 60%. Capital expenditures and leases being utilized to reactivate idle assets, refresh fleet assets and complete ongoing rig maintenance. A summary of Company guidance follows and is current as of the time provided and subject to change.

($ in Millions)	FY 2022 Actual	FY 2023 Forecast
Revenue	$608.5	$685 - $715
Adjusted EBITDA	$79.5	$95 - $105
Free Cash Flow	$30.7	$55 - $70
Capital Expenditures and Leases	$19.1	$25 - $35
Conference Call
The Company will host a conference call to discuss its results from the first quarter of 2023 on Tuesday, May 2, 2023 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.

EXHIBIT 99.1
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenue
High specification rigs	$77.5	$64.9
Wireline services	49.9	38.6
Processing solutions and ancillary services	30.1	20.1
Total revenue	157.5	123.6

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	60.1	50.8
Wireline services	45.7	40.4
Processing solutions and ancillary services	25.1	16.8
Total cost of services	130.9	108.0
General and administrative	8.4	10.2
Depreciation and amortization	10.0	11.6
Gain on sale of assets	(1.0)	(1.0)
Total operating expenses	148.3	128.8

Operating income (loss)	9.2	(5.2)

Other expenses
Interest expense, net	1.2	2.1
Total other expenses, net	1.2	2.1

Income (loss) before income tax expense (benefit)	8.0	(7.3)
Tax expense (benefit)	1.8	(1.6)
Net income (loss)	6.2	(5.7)

Income (loss) per common share:
Basic	$0.25	$(0.31)
Diluted	$0.25	$(0.31)
Weighted average common shares outstanding
Basic	24,940,335	18,472,909
Diluted	25,209,980	18,472,909

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$14.4	$3.7
Accounts receivable, net	78.5	91.2
Contract assets	32.2	26.9
Inventory	6.5	5.9
Prepaid expenses	7.7	9.2
Assets held for sale	1.0	3.2
Total current assets	140.3	140.1

Property and equipment, net	217.6	221.6
Intangible assets, net	6.9	7.1
Operating leases, right-of-use assets	10.6	11.2
Other assets	0.1	1.6
Total assets	$375.5	$381.6

Liabilities and Stockholders' Equity
Accounts payable	27.6	24.3
Accrued expenses	23.8	36.1
Other financing liability, current portion	0.7	0.7
Long-term debt, current portion	8.5	6.8
Other current liabilities	6.6	6.6
Total current liabilities	67.2	74.5

Operating leases, right-of-use obligations	9.0	9.6
Other financing liability	11.4	11.6
Long-term debt, net	7.1	11.6
Other long-term liabilities	8.6	8.1
Total liabilities	$103.3	$115.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,677,673 shares issued and 25,086,445 shares outstanding as of March 31, 2023; 25,446,292 shares issued and 24,894,464 shares outstanding as of December 31, 2022	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Less: Class A Common Stock held in treasury at cost; 591,228 treasury shares as of March 31, 2023 and 551,828 treasury shares as of December 31, 2022	(4.2)	(3.8)
Retained earnings	13.4	7.1
Additional paid-in capital	262.7	262.6
Total controlling stockholders' equity	272.2	266.2
Total liabilities and stockholders' equity	$375.5	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$6.2	$(5.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10.0	11.6
Equity based compensation	1.1	0.8
Gain on disposal of property and equipment	(1.0)	(1.0)
Deferred income tax expense (benefit)	1.9	(1.6)
Other expense, net	1.1	0.2
Changes in operating assets and liabilities
Accounts receivable	12.3	(7.8)
Contract assets	(5.3)	(7.3)
Inventory	(0.8)	(1.4)
Prepaid expenses and other current assets	1.5	4.2
Other assets	0.3	0.9
Accounts payable	3.3	2.4
Accrued expenses	(12.3)	(5.9)
Other current liabilities	0.2	(0.2)
Other long-term liabilities	(1.1)	(1.3)
Net cash provided by (used in) operating activities	17.4	(12.1)

Cash Flows from Investing Activities
Purchase of property and equipment	(5.4)	(1.6)
Proceeds from disposal of property and equipment	4.3	6.6
Net cash provided by (used in) investing activities	(1.1)	5.0

Cash Flows from Financing Activities
Borrowings under Credit Facility	167.7	137.9
Principal payments on Credit Facility	(169.1)	(120.0)
Principal payments on Eclipse M&E Term Loan	(0.6)	(0.2)
Principal payments under Eclipse Term Loan B	—	(1.4)
Principal payments on Secured Promissory Note	(0.6)	(2.1)
Principal payments on financing lease obligations	(1.3)	(1.2)
Principal payments on other financing liabilities	(0.2)	(1.5)
Shares withheld on equity transactions	(1.0)	(1.1)
Payments on Installment Purchases	(0.1)	(0.1)
Repurchase of Class A Common Stock	(0.4)	—
Net cash provided by (used in) financing activities	(5.6)	10.3

Increase in cash and cash equivalents	10.7	3.2
Cash and cash equivalents, Beginning of Period	3.7	0.6
Cash and cash equivalents, End of Period	$14.4	$3.8

Supplemental Cash Flow Information
Interest paid	$0.3	$0.3
Supplemental Disclosure of Non-cash Investing and Financing Activities
Additions to fixed assets through installment purchases and financing leases	$(1.5)	$(0.8)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA, Adjusted Net Debt, and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA, Adjusted Net Debt, and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash and certain items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods:

	Three Months Ended March 31, 2023
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$11.9	$1.8	$3.4	$(10.9)	$6.2
Interest expense, net	—	—	—	1.2	1.2
Income tax expense	—	—	—	1.8	1.8
Depreciation and amortization	5.5	2.4	1.6	0.5	10.0
EBITDA	17.4	4.2	5.0	(7.4)	19.2
Equity based compensation	—	—	—	1.1	1.1
Gain on disposal of property and equipment	—	—	—	(1.0)	(1.0)
Severance and reorganization costs	—	—	—	0.2	0.2
Legal fees and settlements	—	—	—	0.6	0.6
Adjusted EBITDA	$17.4	$4.2	$5.0	$(6.5)	$20.1

	Three Months Ended March 31, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$7.7	$(4.5)	$1.3	$(10.2)	$(5.7)
Interest expense, net	—	—	—	2.1	2.1
Income tax benefit	—	—	—	(1.6)	(1.6)
Depreciation and amortization	6.4	2.7	2.0	0.5	11.6
EBITDA	14.1	(1.8)	3.3	(9.2)	6.4
Equity based compensation	—	—	—	0.8	0.8
Gain on disposal of property and equipment	—	—	—	(1.0)	(1.0)
Acquisition related costs	—	—	—	3.2	3.2
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$14.1	$(1.8)	$3.3	$(6.0)	$9.6

EXHIBIT 99.1
Adjusted Net Debt
We believe Net Debt and Adjusted Net Debt are useful performance measures of liquidity, financial health and provides an indication of our leverage. We define Net Debt as current and long-term debt, finance leases, other financing obligations, offset by cash and cash equivalents. We define Adjusted Net Debt as Net Debt, less a facility financing lease, to be analogous to the calculation of certain financial covenants. All debt and other obligations present the principal balances outstanding as of the respective periods.
The following table is a reconciliation of consolidated debt and cash and cash equivalents to Net Debt and Adjusted Net Debt as of March 31, 2023 and 2022, in millions:

	March 31, 2023	March 31, 2022	Change
	(in millions)
Debt and Other Obligations
Credit facility	$—	$44.8	$(44.8)
Eclipse Term Loan A	9.8	12.0	(2.2)
Eclipse Term Loan B	—	10.7	(10.7)
Secured Promissory Note	5.6	8.3	(2.7)
Installment purchases	0.4	0.9	(0.5)
Other financing liabilities	12.1	12.6	(0.5)
Finance lease obligations	7.8	7.0	0.8
Less: Cash and cash equivalents	14.4	3.8	10.6
Net Debt	21.3	92.5	(71.2)
Less: Facility financing lease	12.0	12.6	(0.6)
Adjusted Net Debt	$9.3	$79.9	$(70.6)

Free Cash Flow
We believe free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the three months ended March 31, 2023 and 2022, in millions:

	Three Months Ended
	March 31, 2023	March 31, 2022
Net cash provided by (used in) operating activities	$17.4	$(12.1)
Purchase of property and equipment	(5.4)	(1.6)
Free cash Flow	$12.0	$(13.7)